FOR IMMEDIATE RELEASE

Wynn Resorts Announces Craig S. Billings as Chief Financial Officer

LAS VEGAS (Feb. 23) — Wynn Resorts today announced the appointment of Craig S. Billings to the executive team as Chief Financial Officer.  Mr. Billings is a highly respected veteran of both the gaming and banking industries, and brings extensive experience in business innovation to the company.

Mr. Billings has been a key executive in the gaming industry, specializing in digital innovation, mergers and acquisitions and capital structure management. He has held leadership positions at Aristocrat Leisure Limited, including Chief Digital Officer and Managing Director of Strategy and Business Development, and at International Game Technology.

Mr. Billings was also an executive in the Investment Banking Division of Goldman Sachs, where he served numerous clients in the gaming industry, and he began his career in the audit practice of Deloitte & Touche. He received a Bachelors degree from the University of Nevada Las Vegas and a Masters of Business Administration from Columbia Business School. Mr. Billings is a Certified Public Accountant and he is a Director of NYX Gaming Group.

The appointment of Mr. Billings is effective March 1, 2017. He will replace Mr. Stephen Cootey, who will be departing the company to pursue other interests. Mr. Cootey held various Wynn financial positions since 2014 and the company offers him its sincere thanks for his service.

About Wynn Resorts:
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 189,000 square feet of casino space, 24 dining experiences featuring signature chefs and 11 bars, two award-winning spas, an on-site 18-hole golf course, approximately 290,000 square feet of meeting and convention space, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the first quarter of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 284,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 57,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a new luxury integrated resort in Macau that opened August 22, 2016. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 10 food and beverage outlets, approximately 40,000 square feet of meeting and convention space, approximately 105,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

MEDIA CONTACT:
Michael Weaver
Wynn Resorts
(702) 770-7501
michael.weaver@wynnlasvegas.com

Deanna Pettit-Irestone
Wynn Las Vegas
(702) 770-2121
deanna.pettit-irestone@wynnlasvegas.com